Exhibit 10.39
PORTIONS OF THIS EXHIBIT MARKED BY [**] HAVE BEEN OMITTED PURSUANT TO RULE 601(B)(10) OF REGULATION S-K. THE OMITTED INFORMATION IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDMENT NO. 3 TO
TECHNICAL TRANSFER AND SERVICE AGREEMENT

This AMENDMENT NO. 3 (the "Third Amendment") to the TECHNICAL TRANSFER AND SERVICE AGREEMENT by and between Pacira Limited, incorporated and registered in England and Wales with company number 06378639 whose registered office is at Wessex House, Marlow Road, Bourne End, Buckinghamshire, SL8 SSP ("Pacira"), and Patheon UK Limited, a company incorporated in England and Wales having its principal place of business at Kingfisher Drive, Covingham, Swindon, SN35BZ, United Kingdom ("Patheon"), dated as of 2 April 2019, is made by and between Pacira and Patheon. Unless otherwise defined herein, capitalized terms used in this Third Amendment shall have the meanings set forth in the TECHNICAL TRANSFER AND SERVICE AGREEMENT by and between Pacira (as novated to Pacira pursuant to the Novation Agreement dated May I, 2018 between Pacira, Patheon and Pacira Pharmaceuticals, Inc.) and Patheon, dated as of April 4, 2014 (the "Original Agreement"), as amended by Amendment No. l dated November 15, 2016 (the "First Amendment"), as amended by Amendment No. 2 dated December 20, 2018 (the "Second Amendment"), (collectively the "Technical Transfer Agreement").
RECITALS
A.The Parties wish to amend the Technical Transfer Agreement in the manner set forth in this Third Amendment.
B.Section 9.7 of the Technical Transfer Agreement states that the Technical Transfer Agreement may be amended or modified by a writing signed by both Parties.
C.Section 2.3 of the Technical Transfer Agreement states that the Parties may modify and agree upon the definitive engineering approach and related details in writing including as to any consequential fees and costs, duly executed by the Parties.
D.The Parties have also entered into a Manufacturing and Supply Agreement by and between Pacira (as novated to Pacira pursuant to the Novation Agreement dated May 1, 2018 between Pacira, Patheon and Pacira Pharmaceuticals, Inc.) and Patheon, dated as of April 4, 2014, as amended by Amendment No. I dated 2 April 20I 9 (the "Manufacturing and Supply Agreement").
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
AMENDMENT
I.Recovery of the Base Fee Reduction
a.Patheon issued the following Invoices to Pacira with respect to the Base Fees for Manufacturing Suite B-2: [**] (collectively, the "Suite B-2 Base Fee Invoices").
b.The Suite B-2 Base Fee Invoices total $[**].

c.The Suite B-2 Base Fee Invoices relate to the mechanism for reduction of the Base Fee for Manufacturing Suite B-2 described in Exhibit 2.2-A of the Technical Transfer Agreement, with the aggregate amount of the reduction being referred to as the "Suite B-2 Reduction" in Exhibit 2.2-A. The parties agree that the period for reduction of the Base Fee for Manufacturing Suite B- 2 has ended. The parties have further agreed to amend the mechanism for payment and recovery of the part of the Suite B-2 Reduction as set out in this Third Amendment that were included in the Suite B-2 Base Fee Invoices. Patheon will not be entitled to recover, (i) any part of the Suite B-2 Reduction other than as set out in this Third Amendment, or (ii) any amounts relating to other invoices for the Base Fees for Manufacturing Suite B-2 that have been previously paid by Pacira.
d. The following shall serve as an amendment to the payment and recovery of part of the Suite B-2 Reduction and a final and total reconciliation of the Suite B-2 Base Fee Invoices:
i. Per the terms of Exhibit 2.2-A of the Technical Transfer Agreement (for identification purposes, as set out in the First Amendment), Pacira shall pay to Patheon $[**], such amount representing Base Fees for Manufacturing Suite B-2 as reduced according to the terms of Exhibit 2.2-A. Pacira shall pay this amount to Patheon [**] days following the date of execution of this Third Amendment by both parties.
ii. With regard to the remaining balance of the Suite B-2 Base Fee Invoices in the amount of $[**], Patheon shall issue a credit note to Pacira for the remaining balance of the Suite B-2 Base Fee Invoices in the amount of $[**] within [**] days following the execution of this Third Amendment. Subject to the terms below, Patheon will be entitled to reissue invoices for a total of $[**] as two separate invoices of $[**] each, corresponding to [**] percent ([**]%) of the balance that is credited back to Pacira.
iii. The Parties agree that per the terms herein, in the event that Patheon completes the milestones set forth below, Patheon shall invoice Pacira for the amounts as set forth below and Pacira shall pay such invoices within [**] days following receipt of invoice.
I.In the event that Patheon completes: (1) the [**] and (2) [**] by the dates set forth below, Patheon shall reissue an invoice and Pacira shall provide payment to Patheon for the first amount of $[**], within [**] days following receipt of invoice:
a.[**] (Patheon quality release of the [**] that have been manufactured in Suite A-2) was completed on [**]; and
b.[**]: Patheon shall complete the [**] (Patheon quality release of the [**] comprised of [**] that are intended to be manufactured in Suite A-2 in [**]) and not requiring a repeat [**] campaign no later than [**].

c.Upon completion of both (1) the [**] and (2) [**] by the dates set forth above, Patheon shall issue a new invoice to Pacira for the first amount of $[**]. Pacira shall pay this amount to Patheon within [**] days from receipt of such invoice.
d.In the event that Patheon fails to complete the [**] on or before [**], Patheon shall not reissue an invoice to Pacira for the first $[**] (corresponding to part of the Base Fees for Manufacturing Suite B-2 as reduced according to the terms of Exhibit 2.2-A).
2.    In the event that Patheon completes, by the dates and in the manner set forth below: (1) the [**] (defined below) and (2) [**] as described in Change of Scope [**] entered into by the parties on [**], Patheon shall reissue an invoice and Pacira shall provide payment to Patheon in the second amount of $[**], within [**] days following receipt of invoice:
A.[**] must be completed on or before [**] and [**] for the purposes of this Third Amendment shall mean the Installation Operational Qualification ("IOQ") of Suite B-2 with open deviations relating to the IOQ allowable, provided the open deviations have been risk-assessed with the conclusion that there is no impact to registration, allowing Suite B-2 to be used for registration batch manufacture, and as further defined in the Suite B-2 Commissioning and Equipment IOQ Table, attached hereto as Schedule A; and
B.[**] must be completed on or before [**] and [**] for the purposes of this Third Amendment shall be considered to be as described in Change of Scope [**] entered into by the parties on [**], attached hereto as Schedule B.
C.Upon completion of both (1) the [**] and (2) [**] as described in Change of Scope [**] entered into by the parties on [**] by the dates and in the manner set forth above, Patheon shall issue a new invoice to Pacira for the second amount of $[**]. Pacira shall pay this amount to Patheon [**] days from receipt of such invoice.
D.In the event that Patheon fails to complete the [**] on or before [**] and [**] on or before [**], Patheon shall not reissue an invoice to Pacira for the second $[**] (corresponding to part of the Base Fees for Manufacturing Suite B-2 as reduced according to the terms of Exhibit 2.2-A).

3.The dates in Paragraphs 1 and 2 above will be adjusted as follows:
a.For delays that were a result of the following Pacira controlled items and such delay had a direct impact upon the timeliness of activities necessary to complete the milestones set forth above in Sections I.d.iii. 1 and I .d.iii.2:
i. Delays demonstrated to have been caused by an unauthorized change in, or unavailability of, the automation hardware/software to run the process skids by Pacira personnel resulting in a failure of the Pacira Manufacturing Equipment;
ii. Delays caused by Patheon's inability to execute Commissioning and IOQ protocols or [**] caused by a shortage in released Pacira-Supplied Materials solely as a result of Pacira breach, act or omission;
iii. Delays caused by mechanical changes to the Suite B-2 Pacira Manufacturing Equipment that are requested by Pacira following the date of execution of this Third Amendment;

or
iv. Delays caused by Pacira unreasonably withholding consent for Patheon to take action that is necessary to complete the milestones in Paragraphs 1 and 2 above.
b.by mutual written amendment to reflect any other agreed changes to the applicable activities.
2.Filling Line Upgrade Costs: Patheon has invoiced a total of $[**], representing the full and total amount of all initial additions/upgrades to the [**] owed by Pacira to Patheon, per Exhibit 2.1-F of the Technical Transfer Agreement. Pacira has paid the total amount of $[**] to Patheon for these invoices and nothing remains outstanding.
a.Patheon shall not issue any invoices to Pacira for any additional costs Patheon incurred or may incur for the [**].

Exhibit 10.39
3.Cleaning Development of Suite A-2 skids: Patheon has incurred costs in performing a substantial amount of development activity in relation to the cleaning method for the Manufacturing Suite A-2 skids. Per mutual agreement by the parties (but without setting any precedent in relation to future activities), Patheon will not issue any invoices to Pacira for the costs incurred by Patheon through [**] for the development of the cleaning method for the Manufacturing Suite A-2 skids.
4.Value Added Tax. The amounts set out in this Third Amendment are exclusive of
VAT.
5.Inflation Index. Effective [**], all references in the Technical Transfer Agreement to the UK RPU shall be replaced with UK CPI.

TERMS
6.Effectiveness of Amendments. The amendments to the provision of the Technical Transfer Agreement set forth herein shall be effective as of the date first set forth above.
7.Full Force and Effect. Except as otherwise amended hereby, the terms and provisions of the Technical Transfer Agreement shall remain in full force and effect and any conflict between the terms of the Technical Transfer Agreement and this Third Amendment shall be construed in favor of this Third Amendment.
8.Counterparts. This Third Amendment may be executed in several counterparts and all so executed shall constitute one and the same instrument, binding upon all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. Facsimile or PDF transmission of an executed counterpart of this Third Amendment shall be deemed to constitute due and sufficient delivery of such counterpart, and such signatures shall be deemed original signatures for purposes of the enforcement and construction of this Third Amendment.
9.Governing Law. This Third Amendment shall be governed by and construed in accordance with the internal laws (and not the laws of conflicts) of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 3 to Technology Transfer and Service Agreement as of the date first written above.

PATHEON UK LIMITED		PACIRA LIMITED

By:	/s/ LUCA ANDRETTA	By:	/s/ STEPHEN MCCAIRNS

Name:	Luca Andretta	Name:	Stephen McCairns

Title:	Director	Title:	Executive Director, Pacira Limited